EXHIBIT 99.1

Eagle Bancorp Montana Earns $4.7 Million, or $0.60 per Diluted Share, for the Fourth Quarter of 2025, and $14.8 Million, or $1.90 per Diluted Share, for the Year 2025; Declares Quarterly Cash Dividend of $0.145 Per Share

HELENA, Mont., Jan. 27, 2026 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income increased 30.3% to $4.7 million, or $0.60 per diluted share, in the fourth quarter of 2025, compared to $3.6 million, or $0.46 per diluted share, in the preceding quarter, and increased 37.8% compared to $3.4 million, or $0.44 per diluted share, in the fourth quarter of 2024. For the year ended December 31, 2025, net income increased 51.7% to $14.8 million, or $1.90 per diluted share, compared to $9.8 million, or $1.24 per diluted share, in 2024.

Eagle’s board of directors declared a quarterly cash dividend of $0.145 per share on January 22, 2026. The dividend will be payable March 6, 2026, to shareholders of record February 13, 2026. The current dividend represents an annualized yield of 2.93% based on recent market prices.

“We finished the year on a high note with excellent fourth quarter results that reflect the strength of our franchise,” said Laura F. Clark, President and CEO. “Net income and earnings per share grew compared to both the prior quarter and year-over-year, as we benefited from reduced funding costs, resilient asset yields and continued operational efficiency gains. The expansion in our net interest margin during the fourth quarter further strengthens our earnings profile as we look ahead. Our strong core deposit base and diversified loan portfolio position us well to capitalize on opportunities across our Montana markets, and we remain committed to executing our strategy and delivering long term shareholder value.”

Fourth Quarter 2025 Highlights (at or for the three-month period ended December 31, 2025, except where noted):

  Net income was $4.7 million, or $0.60 per diluted share, in the fourth quarter of 2025, compared to $3.6 million, or $0.46 per diluted share in the preceding quarter, and $3.4 million, or $0.44 per diluted share, in the fourth quarter a year ago.
  Net interest margin (“NIM”) was 4.08% in the fourth quarter of 2025, a 14-basis point increase compared to 3.94% in the preceding quarter and a 49-basis point increase compared to the fourth quarter a year ago.
  Net interest income, before the provision for credit losses, increased 2.5% to $19.2 million in the fourth quarter of 2025, compared to $18.7 million in the third quarter of 2025, and increased 14.1% compared to $16.8 million in the fourth quarter of 2024.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) increased 3.8% to $24.3 million in the fourth quarter of 2025, compared to $23.4 million in the preceding quarter and increased 13.7% compared to $21.4 million in the fourth quarter a year ago.
  Total loans were $1.52 billion, at December 31, 2025, unchanged compared to a year earlier, and a decrease compared to $1.56 billion at September 30, 2025.
  The allowance for credit losses represented 1.14% of portfolio loans and 308.4% of nonperforming loans at December 31, 2025, compared to 1.11% of total portfolio loans and 437.7% of nonperforming loans at December 31, 2024, and compared to 1.14% of total portfolio loans and 430.4% of nonperforming loans at September 30, 2025.
  Total deposits increased $100.4 million or 6.0% to $1.78 billion at December 31, 2025, compared to a year earlier, and increased $29.4 million or 1.7%, compared to September 30, 2025.
  The Company’s available borrowing capacity was approximately $601.0 million at December 31, 2025, compared to $404.0 million at December 31, 2024, and $508.4 million at September 30, 2025. On October 1, 2025, the Company redeemed all its outstanding 5.50% Fixed-to-Floating Rate Subordinated Notes due July 1, 2030, having an aggregate principal amount of $15.0 million. The Company utilized its existing line of credit with a correspondent bank to finance the redemption payment.
  The Company paid a quarterly cash dividend in the third quarter of $0.145 per share on December 5, 2025, to shareholders of record November 14, 2025.

Balance Sheet Results

Total assets were $2.11 billion at December 31, 2025, compared to $2.10 billion a year ago, and $2.12 billion three months earlier. The investment securities portfolio totaled $281.7 million at December 31, 2025, compared to $292.6 million a year ago, and $279.9 million at September 30, 2025.

Eagle originated $66.8 million in new residential mortgages during the quarter and sold $64.3 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.21%. This production compares to residential mortgage originations of $76.4 million in the preceding quarter with sales of $68.3 million and an average gross margin on sale of mortgage loans of approximately 3.27%.

Total loans decreased $1.6 million compared to a year ago, and decreased $38.8 million, or 2.5%, from three months earlier. Commercial real estate loans decreased 1.5% to $636.0 million at December 31, 2025, compared to $646.0 million a year earlier. Commercial real estate loans were comprised of 70.7% non-owner occupied and 29.3% owner occupied at December 31, 2025. Agricultural and farmland loans increased 5.7% to $297.0 million at December 31, 2025, compared to $281.0 million a year earlier. Residential mortgage loans decreased 3.4% to $148.5 million, compared to $153.7 million a year earlier. Commercial loans increased 3.7% to $149.4 million, compared to $144.0 million a year ago. Commercial construction and development loans decreased 3.2% to $120.3 million, compared to $124.2 million a year ago. Home equity loans increased 10.8% to $108.1 million, residential construction loans decreased 22.8% to $35.3 million, and consumer loans decreased 14.3% to $24.4 million, compared to a year ago.

“Like other community banks, we saw customers move toward higher yielding deposit products when rates were elevated. Now, with the 2024 and 2025 rate cuts taking effect, deposit costs are starting to ease, a trend we anticipate will gain momentum as maturing CDs roll over at reduced rates,” said Miranda Spaulding, Chief Financial Officer.

Total deposits increased to $1.78 billion at December 31, 2025, compared to $1.68 billion at December 31, 2024, and $1.75 billion at September 30, 2025. Noninterest-bearing checking accounts represented 25.4%, interest-bearing checking accounts represented 12.3%, savings accounts represented 11.7%, money market accounts comprised 24.7% and time certificates of deposit made up 25.9% of the total deposit portfolio at December 31, 2025. The average cost of total deposits was 1.71% in the fourth quarter of 2025, compared to 1.63% in the preceding quarter and 1.71% in the fourth quarter of 2024. The estimated amount of uninsured deposits was approximately $354.6 million, or 20% of total deposits, at December 31, 2025, compared to $339.7 million, or 19% of total deposits, at September 30, 2025.

FHLB advances and other borrowings decreased to $37.9 million at December 31, 2025, compared to $140.9 million at December 31, 2024, and $79.2 million at September 30, 2025. The average cost of FHLB advances and other borrowings was 5.07% in the fourth quarter of 2025, compared to 4.57% in the preceding quarter and 5.02% in the fourth quarter of 2024. Other borrowings for fourth quarter of 2025 include the line of credit draw for $15.0 million at an average rate of 6.61%.

Shareholders’ equity was $191.8 million at December 31, 2025, compared to $174.8 million a year earlier and $186.5 million three months earlier. Book value per share increased to $24.10 at December 31, 2025, compared to $21.77 a year earlier and $23.45 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, increased to $19.32 at December 31, 2025, compared to $16.88 a year earlier and $18.63 three months earlier.

Operating Results

“Our net interest margin expanded 14-basis points during the quarter from the prior quarter and expanded 49-basis points compared to the year ago quarter, reflecting declining funding costs combined with stable yields on our earning assets. While the current Fed rate environment is constantly evolving and subject to a changing political dynamic, we anticipate further improvement in our cost of funds if rates continue to decline,” said Spaulding.

Eagle’s NIM was 4.08% in the fourth quarter of 2025, compared to 3.94% in the preceding quarter and 3.59% in the fourth quarter a year ago. The interest accretion on acquired loans totaled $138,000 and resulted in a three basis-point increase in the NIM during the fourth quarter of 2025, compared to $234,000 and a five-basis point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the fourth quarter of 2025 were 5.83%, compared to 5.87% in the third quarter of 2025 and 5.70% in the fourth quarter a year ago. Funding costs for the fourth quarter of 2025 decreased to 2.28%, compared to 2.45% in the third quarter of 2025 and 2.69% in the fourth quarter of 2024. For the year, NIM expanded 50 basis points to 3.92% compared to 3.42% for 2024.

Net interest income, before the provision for credit losses, increased 2.5% to $19.2 million in the fourth quarter of 2025, compared to $18.7 million in the third quarter of 2025, and increased 14.1% compared to $16.8 million in the fourth quarter of 2024. For 2025, net interest income increased 14.9% to $72.9 million, compared to $63.4 million one year earlier.

Revenues for the fourth quarter of 2025 increased 3.8% to $24.3 million, compared to $23.4 million in the preceding quarter and increased 13.7% compared to $21.4 million in the fourth quarter a year ago. For 2025, revenues were $91.6 million, a 12.8% increase compared to $81.2 million in 2024.

Total noninterest income increased 8.8% to $5.1 million in the fourth quarter of 2025, compared to $4.7 million in the preceding quarter, and increased 12.2% compared to $4.6 million in the fourth quarter a year ago. Net mortgage banking income, the largest component of noninterest income, totaled $2.6 million in the fourth quarter of 2025, compared to $2.9 million in the preceding quarter and $2.8 million in the fourth quarter a year ago. For the year, noninterest income increased 5.0% to $18.7 million, compared to $17.8 million in 2024. Net mortgage banking income increased 5.3% to $10.5 million in 2025, compared to $10.0 million in 2024.

“We remain committed to balancing cost discipline with strategic investments that drive long term value,” said Darryl Rensmon, Chief Operating Officer. Eagle’s fourth quarter noninterest expense was $18.2 million, a decrease of 1.1% compared to $18.4 million in the preceding quarter and a 2.7% increase compared to $17.7 million in the fourth quarter a year ago. For the year, noninterest expense increased 3.2% to $71.5 million, compared to $69.3 million in 2024.

For the fourth quarter of 2025, the Company recorded income tax expense of $1.4 million, compared to $1.3 million in the preceding quarter and $269,000 in the fourth quarter of 2024. The effective tax rate for the fourth quarter of 2025 was 22.2%, compared to 26.8% for the third quarter of 2025 and 7.3% for the fourth quarter of 2024. The effective tax rate was 21.5% for 2025 compared to 14.2% in 2024. The increase in the effective tax rate for 2025 is primarily due to the Company’s pretax earnings increasing at a faster pace than tax-exempt income.

Credit Quality

Eagle recorded a $39,000 provision for credit losses for the fourth quarter of 2025, compared to a $62,000 provision for credit losses in the preceding quarter and a $36,000 recapture to the provision for credit losses in the fourth quarter a year ago. The allowance for credit losses represented 308.4% of nonperforming loans at December 31, 2025, compared to 430.4% three months earlier and 437.7% a year earlier. Nonperforming loans were $5.6 million at December 31, 2025, $4.1 million at September 30, 2025, and $3.9 million a year earlier. Net loan charge-offs totaled $99,000 in the fourth quarter of 2025, compared to $72,000 in the preceding quarter and $44,000 in the fourth quarter a year ago. The allowance for credit losses was $17.4 million, or 1.14% of total loans, at December 31, 2025, compared to $17.7 million, or 1.14% of total loans, at September 30, 2025, and $16.9 million, or 1.11% of total loans, a year ago.

Capital Management

The Bank’s Tier 1 capital to adjusted total average assets was 10.62% as of December 31, 2025. The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 7.43% at December 31, 2025, up from 6.57% a year ago and 7.12% three months earlier. This ratio is a non-GAAP financial measure. For the most comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” below. As of December 31, 2025, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 30 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions, expectations and anticipations; statements regarding our business plans, prospects, mergers, expense management initiatives, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics, including steps taken by governmental and other authorities to contain, mitigate and combat such emergencies or pandemics; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the direct or indirect impact of any new regulatory, policy or enforcement developments resulting from the policies or actions of the current U.S. presidential administration, including the implantation of tariffs and other protectionist trade policies, including any reciprocal tariffs by foreign countries, and any uncertainties related thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; limitations on Eagle’s ability to receive dividends from its subsidiaries; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; possible changes in governmental monetary and fiscal policies, or any leadership changes of those determining such policies; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; the effects of any U.S. federal government shutdown, or closures or significant staff reductions in agencies regulating our business; our ability to navigate differing social, environmental, and sustainability concerns among governmental administrations, our stakeholders and other activists that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, this release, including the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures in this release include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance, performance trends and financial condition, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Eagle strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	December 31,	September 30,	December 31,
	2025	2025	2024

Assets:
Cash and due from banks	$24,110	$25,061	$29,824
Interest bearing deposits in banks	38,852	4,454	1,735
Total cash and cash equivalents	62,962	29,515	31,559
Securities available-for-sale, at fair value	281,692	279,920	292,590
Federal Home Loan Bank ("FHLB") stock	2,650	5,200	7,778
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	7,452	10,364	13,368
Loans:
Real estate loans:
Residential 1-4 family	148,515	149,119	153,721
Residential 1-4 family construction	35,278	35,423	45,701
Commercial real estate	635,970	670,403	645,962
Commercial construction and development	120,289	113,455	124,211
Farmland	162,580	159,279	146,610
Other loans:
Home equity	108,073	106,648	97,543
Consumer	24,424	25,558	28,513
Commercial	149,431	143,029	144,039
Agricultural	134,459	154,857	134,346
Total loans	1,519,019	1,557,771	1,520,646
Allowance for credit losses	(17,370)	(17,740)	(16,850)
Net loans	1,501,649	1,540,031	1,503,796
Accrued interest and dividends receivable	14,448	16,903	12,890
Mortgage servicing rights, net	15,043	15,131	15,376
Assets held-for-sale, at cost	-	-	960
Premises and equipment, net	101,438	102,032	101,540
Cash surrender value of life insurance, net	54,708	54,333	53,232
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	3,314	3,599	4,499
Other assets	22,140	23,907	26,631
Total assets	$2,106,367	$2,119,806	$2,103,090

Liabilities:
Deposit accounts:
Noninterest bearing	$452,183	$429,064	$419,211
Interest bearing	1,329,416	1,323,115	1,262,017
Total deposits	1,781,599	1,752,179	1,681,228
Accrued expenses and other liabilities	50,482	42,713	47,018
Federal Funds Purchased	105	-	-
FHLB advances and other borrowings	37,917	79,167	140,930
Other long-term debt, net	44,450	59,261	59,149
Total liabilities	1,914,553	1,933,320	1,928,325

Shareholders' Equity:

Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized; 8,507,429 shares issued; 7,957,769, 7,952,177 and 8,027,177 shares outstanding at December 31, 2025, September 30, 2025, and December 31, 2024, respectively	85	85	85
Additional paid-in capital	108,086	108,730	108,334
Unallocated common stock held by Employee Stock Ownership Plan	(3,437)	(3,581)	(4,010)
Treasury stock, at cost (549,660, 555,252, and 480,252 shares at December 31, 2025, September 30, 2025 and December 31, 2024, respectively)	(11,567)	(11,925)	(10,762)
Retained earnings	111,521	107,947	101,264
Accumulated other comprehensive loss, net of tax	(12,874)	(14,770)	(20,146)
Total shareholders' equity	191,814	186,486	174,765
Total liabilities and shareholders' equity	$2,106,367	$2,119,806	$2,103,090

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Interest and dividend income:
Interest and fees on loans	$24,623	$25,213	$23,756	$97,598	$92,282
Securities available-for-sale	2,296	2,322	2,475	9,466	10,428
FRB and FHLB dividends	201	225	308	922	1,085
Other interest income	238	74	148	425	416
Total interest and dividend income	27,358	27,834	26,687	108,411	104,211
Interest expense:
Interest expense on deposits	6,849	7,179	7,216	27,776	27,838
FHLB advances and other borrowings	735	1,144	2,005	4,964	10,211
Other long-term debt	612	823	676	2,774	2,724
Total interest expense	8,196	9,146	9,897	35,514	40,773
Net interest income	19,162	18,688	16,790	72,897	63,438
Provision (recapture) for credit losses	39	62	(36)	1,181	518
Net interest income after provision (recapture) for credit losses	19,123	18,626	16,826	71,716	62,920

Noninterest income:
Service charges on deposit accounts	431	442	387	1,655	1,645
Mortgage banking, net	2,568	2,926	2,818	10,545	10,014
Interchange and ATM fees	666	691	675	2,620	2,540
Appreciation in cash surrender value of life insurance	384	384	408	1,511	2,054
Net loss on sale of available-for-sale securities	-	-	(141)	-	(141)
Other noninterest income	1,083	274	425	2,341	1,664
Total noninterest income	5,132	4,717	4,572	18,672	17,776

Noninterest expense:
Salaries and employee benefits	10,887	11,193	9,830	42,389	39,715
Occupancy and equipment expense	2,505	2,274	2,194	9,311	8,531
Data processing	1,015	1,326	1,715	4,976	6,209
Software subscriptions	680	680	576	2,733	2,127
Advertising	468	308	466	1,288	1,312
Amortization	288	288	337	1,194	1,391
Loan costs	292	382	372	1,400	1,567
FDIC insurance premiums	237	231	287	956	1,165
Professional and examination fees	387	401	596	1,699	1,941
Other noninterest expense	1,417	1,304	1,323	5,549	5,348
Total noninterest expense	18,176	18,387	17,696	71,495	69,306

Income before provision for income taxes	6,079	4,956	3,702	18,893	11,390
Provision for income taxes	1,350	1,326	269	4,058	1,612
Net income	$4,729	$3,630	$3,433	$14,835	$9,778

Basic earnings per common share	$0.61	$0.47	$0.44	$1.90	$1.25
Diluted earnings per common share	$0.60	$0.46	$0.44	$1.90	$1.24

Basic weighted average shares outstanding	7,807,848	7,796,304	7,862,279	7,801,902	7,838,822

Diluted weighted average shares outstanding	7,824,500	7,828,570	7,868,507	7,823,909	7,853,792

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	December 31,	September 30,	December 31,
	2025	2025	2024

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,062	$2,229	$2,036
Net change in fair value of loans held-for-sale and derivatives	(194)	(22)	(3)
Mortgage servicing income, net	700	719	785
Mortgage banking, net	$2,568	$2,926	$2,818

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$7,723		$6,741
Net change in fair value of loans held-for-sale and derivatives	(226)		(5)
Mortgage servicing income, net	3,048		3,278
Mortgage banking, net	$10,545		$10,014

Performance Ratios (For the quarter):
Return on average assets	0.89%	0.68%	0.65%
Return on average equity	9.92%	7.94%	8.12%
Yield on average interest earning assets	5.83%	5.87%	5.70%
Cost of funds	2.28%	2.45%	2.69%
Net interest margin	4.08%	3.94%	3.59%
Core efficiency ratio*	73.63%	77.33%	81.26%

Performance Ratios (Year-to-date):
Return on average assets	0.70%		0.47%
Return on average equity	8.12%		5.94%
Yield on average interest earning assets	5.83%		5.62%
Cost of funds	2.43%		2.76%
Net interest margin	3.92%		3.42%
Core efficiency ratio*	76.77%		83.62%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2025	2025	2024

Nonaccrual loans	$2,088	$1,966	$3,227
Loans 90 days past due and still accruing	3,544	2,156	623
Total nonperforming loans	5,632	4,122	3,850
Other real estate owned and other repossessed assets	98	86	45
Total nonperforming assets	$5,730	$4,208	$3,895

Nonperforming loans / portfolio loans	0.37%	0.26%	0.25%
Nonperforming assets / assets	0.27%	0.20%	0.19%
Allowance for credit losses / portfolio loans	1.14%	1.14%	1.11%
Allowance for credit losses/ nonperforming loans	308.42%	430.37%	437.66%
Gross loan charge-offs for the quarter	$104	$80	$51
Gross loan recoveries for the quarter	$5	$8	$7
Net loan charge-offs for the quarter	$99	$72	$44

	December 31,	September 30,	December 31,
	2025	2025	2024
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$24.10	$23.45	$21.77
Tangible book value per share**	$19.32	$18.63	$16.88
Shares outstanding	7,957,769	7,952,177	8,027,177
Tangible common equity to tangible assets***	7.43%	7.12%	6.57%

Other Information:
Average investment securities for the quarter	$282,822	$280,683	$300,088
Average investment securities year-to-date	$286,079	$287,176	$306,538
Average loans for the quarter ****	$1,548,740	$1,581,510	$1,533,686
Average loans year-to-date ****	$1,553,083	$1,554,547	$1,523,384
Average earning assets for the quarter	$1,863,345	$1,879,801	$1,858,078
Average earning assets year-to-date	$1,860,229	$1,859,177	$1,850,120
Average total assets for the quarter	$2,115,595	$2,131,315	$2,107,357
Average total assets year-to-date	$2,111,258	$2,109,454	$2,092,051
Average deposits for the quarter	$1,773,434	$1,746,087	$1,671,653
Average deposits year-to-date	$1,724,840	$1,708,461	$1,636,390
Average equity for the quarter	$190,759	$182,822	$169,054
Average equity year-to-date	$182,741	$179,699	$164,591

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Calculation of Efficiency Ratio:
Noninterest expense - efficiency ratio numerator	$18,176	$18,387	$17,696	$71,495	$69,306

Net interest income	19,162	18,688	16,790	72,897	63,438
Noninterest income	5,132	4,717	4,572	18,672	17,776
Efficiency ratio denominator	24,294	23,405	21,362	91,569	81,214

Efficiency ratio (GAAP)	74.82%	78.56%	82.84%	78.08%	85.34%

Calculation of Core Efficiency Ratio:
Noninterest expense	$18,176	$18,387	$17,696	$71,495	$69,306
Intangible asset amortization	(288)	(288)	(337)	(1,194)	(1,391)
Core efficiency ratio numerator	17,888	18,099	17,359	70,301	67,915

Net interest income	19,162	18,688	16,790	72,897	63,438
Noninterest income	5,132	4,717	4,572	18,672	17,776
Core efficiency ratio denominator	24,294	23,405	21,362	91,569	81,214

Core efficiency ratio (non-GAAP)	73.63%	77.33%	81.26%	76.77%	83.62%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2025	2025	2024
Tangible Book Value:
Shareholders' equity	$191,814	$186,486	$174,765
Goodwill and core deposit intangible, net	(38,054)	(38,339)	$(39,239)
Tangible common shareholders' equity (non-GAAP)	$153,760	$148,147	$135,526

Common shares outstanding at end of period	7,957,769	7,952,177	8,027,177

Common shareholders' equity (book value) per share (GAAP)	$24.10	$23.45	$21.77

Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$19.32	$18.63	$16.88

Tangible Assets:
Total assets	$2,106,367	$2,119,806	$2,103,090
Goodwill and core deposit intangible, net	(38,054)	(38,339)	(39,239)
Tangible assets (non-GAAP)	$2,068,313	$2,081,467	$2,063,851

Tangible common shareholders' equity to tangible assets (non-GAAP)	7.43%	7.12%	6.57%

Contacts:	Laura F. Clark, President and CEO (406) 457-4007 Miranda J. Spaulding, SVP and CFO (406) 441-5010